For more information, contact:
McCall Butler
917-209-5792
mbutler@attnews.us

Strong Growth in Wireless and U-verse Drives Revenue and Adjusted Earnings Per Share Growth in AT&T’s Fourth-Quarter Results

Full-Year 2012: Strong Earnings, Record Cash Flows, $23 Billion Returned to Shareowners

2013 Outlook: Solid Revenue Gains, EPS Growth in Upper-Single Digits with
 Continuing Free Cash Flow Strength

▪
$(0.68) diluted EPS in the fourth quarter compared to $(1.12) diluted EPS in the year-ago period. Excluding significant items and adjusting for the sale of Advertising Solutions, EPS was $0.44 versus $0.40, up 10 percent year over year

▪	For full-year 2012, excluding significant items and adjusting for the sale of Advertising Solutions, EPS was up 8.5 percent year over year

▪	Consolidated revenues of $32.6 billion, up 0.2 percent versus reported results for the year-earlier period, and up 2.8 percent excluding Advertising Solutions and Superstorm Sandy impact

▪	Record cash from operations of $39.2 billion and record free cash flow for full-year 2012

▪
$4.4 billion in stock buybacks in the fourth quarter with 126.6 million shares repurchased; for the full year, the company repurchased 371 million shares, or about 6 percent of shares outstanding, for $12.8 billion

▪	$23 billion returned to shareowners in 2012 through dividends and share repurchases

Record Smartphone Sales and Strong Wireless Postpaid Net Adds

▪	Wireless revenues up 5.7 percent versus the year-ago quarter; wireless service revenues up 4.2 percent

▪	780,000 wireless postpaid net adds, largest increase in three years; 1.1 million increase in total net wireless subscribers

▪	Record smartphone sales of 10.2 million, the most ever sold by any U.S. carrier; postpaid smartphone customer base now 47.1 million, up 2.5 million from third-quarter 2012

▪	Smartphones 89 percent of postpaid phone sales

▪	Postpaid wireless subscriber ARPU (average monthly revenues per subscriber) up 1.9 percent to $64.98

Wireline Consumer Revenue Growth Accelerates

▪	Wireline consumer revenue growth continues to accelerate, with revenues up 3.0 percent versus the year-earlier period, their strongest growth in more than four years

▪	36.3 percent growth in U-verse® revenues

▪	8.0 million total U-verse subscribers (TV and high speed Internet) in service; a net gain of 192,000 U-verse TV subscribers and 609,000 high speed Internet subscribers

▪	Total wireline broadband data ARPU up more than 10 percent year over year

Note: AT&T's fourth-quarter earnings conference call will be broadcast live via the Internet at 4:30 p.m. ET on Thursday, January 24, 2013, at www.att.com/investor.relations.

DALLAS, January 24, 2013 — AT&T Inc. (NYSE:T) today reported fourth-quarter results highlighted by strong wireless revenue growth, record smartphone sales, the highest postpaid net adds in three years and accelerating consumer wireline revenue growth thanks to U-verse services.

“We had an excellent 2012,” said Randall Stephenson, AT&T chairman and chief executive officer. “We grew revenues, increased adjusted earnings per share by 8.5 percent and generated cash from operations at record levels. We used this cash to invest aggressively in the future of our business and returned $23 billion to shareowners through dividends and share repurchases.

“Looking ahead, our key growth platforms — mobile data, U-verse and strategic business services — all have good momentum with a lot of headroom,” Stephenson said. “We’re off to a strong start executing Project VIP, our plan to expand our high-growth platforms to millions more customers, and our 4G LTE network deployment is ahead of schedule, delivering outstanding performance.”

Fourth-Quarter Financial Results

For the quarter ended December 31, 2012, AT&T's consolidated revenues totaled $32.6 billion, up 0.2 percent versus the year-earlier quarter and up an even stronger 2.8 percent when excluding revenues primarily from the divested Advertising Solutions business unit as well as the impact of Superstorm Sandy.

Compared with results for the fourth quarter of 2011, operating expenses were $38.5 billion versus $41.5 billion; operating loss was $6.0 billion, compared to a loss of $9.0 billion; and AT&T’s operating income margin was (18.3) percent, compared to (27.7) percent. Excluding previously noted adjustments, operating expenses were $28.4 billion, compared to an adjusted $27.5 billion in the year-ago quarter, up 3.3 percent; operating income was $4.2 billion, flat versus a year ago; and operating income margin was 12.9 percent.

Fourth-quarter 2012 net income attributable to AT&T totaled $(3.9) billion, or $(0.68) per diluted share, compared to $(6.7) billion, or $(1.12) per diluted share, in the year-earlier quarter. Excluding adjustments of $(1.10) from the non-cash actuarial loss on benefit plans, $(0.02) from storm impacts and adjusted for Advertising Solutions, earnings per share was up 10 percent, $0.44 compared to an adjusted $0.40 in the year-ago quarter.

(The actuarial loss on benefit plans was driven by a reduction in the discount rate from 5.3 percent to 4.3 percent. While our investment returns were better than assumptions, they were not enough to offset the lower discount rate.)

Fourth-quarter 2012 cash from operating activities totaled $10.5 billion, and capital expenditures totaled $5.9 billion. Free cash flow — cash from operating activities minus capital expenditures — totaled $4.6 billion.

Full-Year Results

For full year 2012, compared with 2011 results, AT&T's consolidated revenues totaled $127.4 billion versus $126.7 billion; when excluding the divested Advertising Solutions business unit, revenues were up 2.4 percent for the year. Operating expenses were $114.4 billion, compared with $117.5 billion, down 2.6 percent; net income attributable to AT&T was $7.3 billion versus $3.9 billion; and earnings per diluted share was $1.25 compared with $0.66. Excluding adjustments for both years, earnings per share totaled $2.31, compared with $2.13, an increase of 8.5 percent.

AT&T's full-year cash from operating activities was a record $39.2 billion, up from $34.7 billion in 2011. Capital expenditures, including capitalized interest, totaled $19.7 billion versus $20.3 billion, including a 10.6 percent increase in wireless-related capital investment versus 2011, as AT&T aggressively deployed next-generation mobile broadband networks. Full-year free cash flow also was a record at $19.4 billion.

Share Repurchases

During the quarter, the company repurchased 126.6 million of its shares for $4.4 billion. AT&T has completed its initial 300 million share repurchase authorization and began buying back shares on its second 300 million share repurchase authorization. At the end of the quarter, about 229 million shares remained on the second authorization. In 2012, the company repurchased 371 million shares, or about 6 percent of outstanding shares, for $12.8 billion.

Outlook

AT&T is well positioned to deliver solid revenue and earnings per share growth with stable margins while returning substantial value to shareowners in 2013. At the same time, AT&T is investing in future growth with Project Velocity IP (Project VIP). In 2013, AT&T expects:

•	Consolidated revenue growth exceeding 2 percent with continuing strength in wireless service and wireline consumer revenues;

•	Earnings per share growth to be upper-single digits or higher;

•	Consolidated margins to be stable, with expanding wireless margins offsetting Project VIP investments;

•	Led by investments in Project VIP growth initiatives, capital spending to be in the $21 billion range with increased spending in wireless and stable wireline investments;

•	LTE build to cover 250 million or more of the U.S. population by yearend;

•	Free cash flow exceeding $14 billion: and

•	Completion of the company’s 300 million share repurchase authorization as early as mid-year, depending upon market conditions.

2013 outlook assumes little improvement in the economy and is adjusted for impacts from the 2012 sale of Advertising Solutions and other adjustments including non-cash mark-to-market benefit-plan adjustments.

WIRELESS OPERATIONAL HIGHLIGHTS

AT&T delivered strong revenue growth, solid postpaid gains and record smartphone sales in the fourth quarter. Highlights included:

Wireless Revenues Continue Solid Growth. Total wireless revenues, which include equipment sales, were up 5.7 percent year over year to $17.6 billion. Wireless service revenues increased 4.2 percent in the fourth quarter, to $14.9 billion. Wireless data revenues — driven by mobile Internet access, access to applications, messaging and related services — increased by 14.7 percent from the year-earlier quarter to $6.8 billion. Data revenue growth was slowed somewhat by the growth of Mobile Share plans. Fourth-quarter wireless operating expenses totaled $15.1 billion, up 6.9 percent versus the year-earlier quarter, driven by record smartphone volumes, and wireless operating income was $2.6 billion, down 1.2 percent year over year.

Strongest Postpaid Net Adds in Three Years. AT&T posted a net increase in total wireless subscribers of 1.1 million in the fourth quarter to reach 107.0 million in service. Subscriber additions for the quarter included postpaid net adds of 780,000, the best gain in 12 quarters. Connected device net adds were 246,000, and reseller net adds were 234,000. Prepaid had a net loss of 166,000 subscribers primarily due to declines in GoPhone and session-based tablets. Fourth-quarter postpaid net adds reflect accelerated adoption of smartphones, sales of tablets and growth in Mobile Premise services.

Branded computing subscribers, which are included in the previous categories, reached a total of 6.4 million, up 26 percent from a year ago. Branded computing devices includes tablets, tethering plans and other data-only devices. Branded computing sales also have been slowed by the introduction of Mobile Share plans, which include tethering. AT&T added almost 400,000 postpaid tablets in the quarter, with new subscribers and prepaid tablet subscribers migrating to postpaid plans.

Postpaid ARPU Increases. Postpaid subscriber ARPU increased 1.9 percent versus the year-earlier quarter to $64.98. When adjusted for the Superstorm Sandy impact, postpaid ARPU grew 2.1 percent. This marked the 16th consecutive quarter AT&T has posted a year-over-year increase in postpaid ARPU.

Smartphones Represent 89 Percent of Postpaid Phone Sales. AT&T sold a record 10.2 million smartphones in the fourth quarter. Smartphones represented 86 percent of postpaid device sales and 89 percent of postpaid phone sales in the quarter. At the end of the quarter, 69.6 percent, or 47.1 million, of AT&T's postpaid phone subscribers had smartphones, up from 58.5 percent, or 39.4 million, a year earlier. AT&T’s ARPU for smartphones is twice that of non-smartphone subscribers, and about 90 percent of smartphone subscribers are on FamilyTalk®, Mobile Share or business plans. Churn levels for these subscribers are significantly lower than for other postpaid subscribers. About 55 percent of AT&T’s postpaid smartphone customers now use a 4G-capable device.

In the quarter, the company activated a record 8.6 million iPhones, with 16 percent new to AT&T. The company also had its best-ever sales quarter for Android smartphones.

More than 6.6 Million Postpaid Subscribers on Mobile Share Plans. The number of subscribers on usage-based data plans (tiered data and Mobile Share plans) continues to increase. More than two-thirds, or 31.7 million, of all smartphone subscribers, are on usage-based data plans. This compares to 56 percent, or 22.1 million, a year ago and 31 percent two years ago. More than three-quarters of customers on tiered data plans have chosen the higher-priced plans.

Mobile Share plans continue to be popular. More than 6.6 million customers, or 9 percent of postpaid subscribers, have already signed up for Mobile Share plans. The number of Mobile Share accounts reached 2.2 million in the fourth quarter for an average of about three devices per account. Take rates on the higher-data plans continue to be much stronger than expected with more than a quarter of Mobile Share accounts 10 gigabytes or higher.

Postpaid Churn Down. For the fourth quarter, postpaid churn was 1.19 percent, down when compared to 1.21 percent in the year-ago fourth quarter. Total churn was 1.42 percent versus 1.39 percent in the fourth quarter of 2011.

Record Smartphone Sales Impact Margins. In the fourth quarter, wireless margins reflected record-setting smartphone sales (800,000 more than fourth-quarter 2011), strong customer upgrade levels and the impact of Superstorm Sandy. This was offset in part by further revenue gains from the company’s high-value smartphone subscribers and improved operating efficiencies. AT&T’s fourth-quarter wireless operating income margin was 14.5 percent versus 15.5 percent in the year-earlier quarter, primarily driven by depreciation and amortization. AT&T’s wireless EBITDA service margin was 29.1 percent or about the same as 29.2 percent in the fourth quarter of 2011. Without the Superstorm Sandy impact, EBITDA service margin would have been nearly 30 percent. (EBITDA service margin is operating income before depreciation and amortization, divided by total service revenues.)

WIRELINE OPERATIONAL HIGHLIGHTS
AT&T's fourth-quarter wireline results were led by strong U-verse TV and high speed Internet gains and accelerating wireline consumer revenue growth. Highlights included:

Wireline Revenues Increase Sequentially. Total fourth-quarter wireline revenues were $14.9 billion, down 0.5 percent versus the year-earlier quarter but up 0.7 percent sequentially. Fourth-quarter wireline operating expenses were $13.1 billion, down 0.9 percent versus the fourth quarter of 2011. AT&T’s wireline operating income totaled $1.8 billion, up 1.8 percent from the fourth quarter of 2011. Positive consumer revenue trends helped to partially offset declines in revenues from business customers. Fourth-quarter wireline operating income margin was 12.0 percent, compared to 11.7 percent in the year-earlier quarter.

Consumer Revenue Growth Accelerating. Revenues from residential customers totaled $5.5 billion, an increase of 3.0 percent versus the fourth quarter a year ago and the strongest growth in more than four years. Continued strong growth in consumer IP data services in the fourth quarter more than offset lower revenues from voice and legacy products. The fourth quarter marked the tenth consecutive quarter of year-over-year growth in wireline consumer revenues. For full-year 2012, consumer revenues were up 1.9 percent versus 2011.

U-verse continues to transform wireline consumer. IP revenues now represent 61 percent of wireline consumer revenues, up from 53 percent in the year-earlier quarter and 45 percent two years ago. Increased AT&T U-verse penetration and a significant number of subscribers purchasing multiple services drove 17.7 percent year-over-year growth in IP revenues from residential customers (broadband, U-verse TV and U-verse Voice) and 4.0 percent sequential growth. Total U-verse revenues grew 36.3 percent compared with the year-ago fourth quarter and were up 7.2 percent versus the third quarter of 2012.

Total U-verse Subscribers Reach 8 Million. Total U-verse subscribers (TV and high speed Internet) reached 8.0 million in the fourth quarter. U-verse TV added 192,000 subscribers to reach 4.5 million in service. U-verse High Speed Internet delivered a fourth-quarter net gain of 609,000 subscribers to reach a total of 7.7 million, helping offset losses from DSL, and for the first time, the company has more consumer U-verse High Speed Internet subscribers than DSL subscribers. Overall, AT&T wireline broadband subscribers were flat; however, total broadband ARPU was up more than 10 percent year over year.

Fifty-five percent of U-verse broadband subscribers have a plan delivering speeds up to 12 Mbps or higher — up from 46 percent in the year-ago quarter. About 90 percent of new U-verse TV customers also signed up for U-verse High Speed Internet in the fourth quarter. About 70 percent of AT&T U-verse TV subscribers take three or four services from AT&T. ARPU for U-verse triple-play customers was more than $170, up year over year. U-verse TV penetration of customer locations continues to grow and was at 18.7 percent at the end of the fourth quarter.

Strategic Business Services Lead Wireline Business. Total business revenues were $9.1 billion, down 2.1 percent versus the year-earlier quarter and up 0.6 percent from the third quarter of 2012. Business service revenues declined 2.3 percent year over year and were up slightly sequentially. Business revenues were impacted by a slow economy and weak government and business spending. Overall, declines in legacy products were partially offset by continued growth in strategic business services. Revenues from strategic business services, the next-generation capabilities that lead AT&T's most advanced business solutions — including Ethernet, VPN, hosting, IP conferencing and application services — grew 10.6 percent versus the year-earlier quarter, continuing trends in this area. Total business IP data revenues grew 2.4 percent year over year, continuing the transition from legacy data products to next-generation data services.

Web Site Links:	Related Media Kits:
AT&T News AT&T Investor Relations 2013 AT&T Events Calendar	AT&T Investor Relations Events and Presentations AT&T 2011 Annual Report
Related Releases:	Related Fact Sheets:
AT&T to Acquire Wireless Spectrum and Assets from Atlantic Tele-Network, Inc., Enhance Wireless Coverage in Rural Areas AT&T Announces Record Smartphone Sales in Fourth Quarter	AT&T Historical Dividend Data 3Q12 Investor Briefing
AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc.

About AT&T

AT&T Inc. (NYSE:T) is a premier communications holding company and one of the most honored companies in the world. Its subsidiaries and affiliates – AT&T operating companies – are the providers of AT&T services in the United States and internationally. With a powerful array of network resources that includes the nation’s largest 4G network, AT&T is a leading provider of wireless, Wi-Fi, high speed Internet, voice and cloud-based services. A leader in mobile Internet, AT&T also offers the best wireless coverage worldwide of any U.S. carrier, offering the most wireless phones that work in the most countries.  It also offers advanced TV services under the AT&T U-verse® and AT&T │DIRECTV brands. The company’s suite of IP-based business communications services is one of the most advanced in the world.

Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at http://www.att.com/aboutus or follow our news on Twitter at @ATT, on Facebook at http://www.facebook.com/att and YouTube at http://www.youtube.com/att.

© 2013 AT&T Intellectual Property. All rights reserved. 4G not available everywhere. AT&T, the AT&T logo and all other marks contained herein are trademarks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise. This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at www.att.com/investor.relations. Accompanying financial statements follow.

NOTE: EBITDA is defined as operating income before depreciation and amortization. EBITDA differs from Segment Operating Income (loss), as calculated in accordance with U.S. generally accepted accounting principles (GAAP), in that it excludes depreciation and amortization. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. Our calculation of EBITDA, as presented, may differ from similarly titled measures reported by other companies.

NOTE: Free cash flow is defined as cash from operations minus capital expenditures. We believe this metric provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it. Management also views it as a measure of cash available to pay debt and return cash to shareowners.

NOTE: Adjusted Operating Income, Adjusted Operating Expenses, Adjusted Operating Revenues, Adjusted Operating Income Margin and Adjusted diluted EPS are non-GAAP financial measures calculated by excluding from operating revenues, operating expenses and equity in net income of affiliates certain significant items that are non-operational or non-recurring in nature, including dispositions. Management believes that these measures provide relevant and useful information to investors and other users of our financial data in evaluating the effectiveness of our operations and underlying business trends.  Adjusted Operating Income, Adjusted Operating Expenses, Adjusted Operating Revenues, Adjusted Operating Income Margin and Adjusted diluted EPS should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP. Our calculations of Adjusted Operating Income and Adjusted diluted EPS, as presented, may differ from similarly titled measures reported by other companies.